Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

                                              Meta Data Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

((Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.0005 per share	--	(1)(2)(3)	--	--		--
	Equity	Preferred Shares	--	(2)(3)	--	--		--
	Debt	Debt Securities	--	(2)(3)	--	--		--
	Other	Warrants	--	(2)(3)	--	--		--
	Other	Rights	--	(2)(3)	--	--		--
	Other	Units	--	(2)(3)	--	--		--
	Unallocated (Universal) Shelf	--	Rule 457(o)	--	--	$70,000,000	0.0001102	$7,714
Fees Previously Paid	--	--	--	--	--	--		--
	Total Offering Amounts					$70,000,000
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$7,714

(1)	The ordinary shares, nominal value US$0.0005 per share (the “Ordinary Shares”), may be represented by the American Depositary Shares (“ADSs”), of Meta Data Limited (the “Company”). Each ADS represents two Ordinary Shares.

(2)	The registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed $70,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities or ADSs that may be offered or issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder

(3)	Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities.